Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY), was founded in 1985 as a specialty pharmaceutical company marketing to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals has two operating units: Doak Dermatologics, specializing in topical therapies for dermatology and podiatry, and Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.
For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES
SALES UP 40% AND EARNINGS UP 33%

Fairfield, NJ – July 29, 2004 – BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced Net Sales for the Second Quarter ended June 30, 2004 totaled approximately $23 million, an increase of $6.6 million, or 40%, compared to Net Sales of $16.3 million reported for the Second Quarter 2003. Net Income for the Second Quarter reached $4.5 million, up $1.1 million, or 33%, compared to the same period in 2003. Earnings Per Diluted Share in the Second Quarter 2004 reached $0.26, based on 18.4 million shares being outstanding. This figure represents a decrease of $0.03 from last year’s Second Quarter, when only 11.9 million shares were outstanding.

First Half 2004 Net Sales reached $48 million, an increase of $16.8 million, or 54%, over Net Sales for the First Half 2003. As a result of the Company’s strong First and Second Quarter performance, Net Income for the First Half 2004 reached $10.8 million, an increase of $4.5 million, or 72% over Net Income for the First Half 2003. Earnings Per Diluted Common Share for First Half 2004, with 58% more diluted shares outstanding, increased to $0.61, versus $0.54 for the same six month period a year ago.

Bradley’s First Half performance can be attributed in part to the successful launches of the KERALAC ™ and ZODERM® lines, marketed by the Company’s Doak Dermatologics subsidiary. At July 16, 2004, as reported by NDC Health, total prescriptions for the KERALAC™ line of Urea-based moisturizers, after only three weeks from launch, already reached 1,750 per week, reflecting pharmacy sales of approximately $160,000 per week. For the same period, total prescriptions for the ZODERM® line of moisturizing benzoyl peroxide anti-acne therapies reached over 2,650 per week, reflecting pharmacy sales of approximately $170,000. When viewed at their current stages, these two recent launches represent the two most successful product introductions in Bradley history.

The Kenwood Therapeutics division has also achieved significant growth in the gastroenterology and colorectal surgeon market, led by the strong sales and prescription performance of AnaMantle® HC, a triple action hemorrhoid treatment in a unique single-use delivery system. AnaMantle® HC total prescriptions year to date through June reached 68,600, an increase of 423%. Also contributing to Kenwood is Florao•Q™ a unique blend of probiotic strains, introduced in April 2004. Flora•Q™ represents Bradley’s first entry into this exciting and growing new market. Florao•Q™ has already begun to demonstrate significant physician acceptance among gastroenterologists.

Management states that the previously issued guidance for Full Year 2004 is unchanged, estimating Net Sales of $95.5 to $96.5 million and Earnings Per Diluted Share from $1.23 to $1.25, based on the current number of shares outstanding and without giving effect to consummation of Bradley’s previously announced agreement to acquire Bioglan Pharmaceuticals. Bradley anticipates closing its acquisition of Bioglan within the next two weeks, subject to the satisfaction of all closing conditions. For the balance of 2004, Bradley will integrate Bradley’s and Bioglan’s operations, focusing principally on reducing Bioglan’s wholesale trade inventories to be consistent with Bradley’s inventory management practice. After giving effect to the Bioglan acquisition, Bradley estimates its 2004 earnings will range from $1.23 to $1.25 Per Diluted Share. Guidance for Full Year 2005, giving effect to the Bioglan acquisition, is currently estimated at Net Sales of $190 million with Earnings Per Diluted Share of $1.90.

President and CEO Daniel Glassman, stated, “The Management Team is very pleased with the sales and earnings growth Bradley Pharmaceuticals achieved over year-ago levels. Sales for the Second Quarter 2004 reflected a significant demand for Bradley brands, particularly new products from the Doak Dermatologics subsidiary. The strong performance of these brands demonstrates the Company’s ability to deliver brands that fill the unmet needs of targeted physician audiences. Management looks forward to increasing Bradley’s commitment to these markets upon the acquisition of Bioglan.”

Results of Operations

        The following table sets forth certain data as a percentage of net revenues for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	100%	100%	100%	100%
Gross profit	91.2%	91.4%	91.4%	91.3%
Operating expenses	59.9%	57.5%	55.3%	58.9%
Operating income	31.3%	33.9%	36.1%	32.4%
Interest income	3.5%	0.6%	3.2%	0.7%
Interest expense	2.3%	0.6%	2.2%	0.3%
Income tax expense	12.9%	13.2%	14.7%	12.8%

Net income	19.6%	20.7%	22.4%	20.0%

        NET SALES for the three months ended June 30, 2004 were $22,955,000, representing an increase of $6,605,000, or approximately 40%, from $16,350,000 for the three months ended June 30, 2003.

                 For the three months ended June 30, 2004, Doak Dermatologics’ Net Sales were $17,353,000, representing an increase of $4,693,000, or approximately 37%, from $12,660,000 for the three months ended June 30, 2003. The increase in Net Sales was led by new product sales from ROSULA® AQUEOUS Cleanser, launched in Third Quarter 2003, of $1,133,000; LIDAMANTLE® and LIDAMANTLE® HC Lotion, both launched in the Fourth Quarter 2003, of $426,000; ZODERM®, launched in the First Quarter 2004, of $638,000; and KERALAC™ Lotion and Gel, launched in the Second Quarter 2004, of $4,304,000. In addition, Doak benefited from product sales growth from CARMOL® Scalp products of $354,000, which were offset by declines in CARMOL®40 of $2,210,000. The total Net Sales for CARMOL®40 for the three months ended June 30, 2004 were $6,746,000.

        For the three months ended June 30, 2004, Kenwood Therapeutics’ Net Sales were $5,602,000, representing an increase of $1,912,000, or approximately 52%, from $3,690,000 for the three months ended June 30, 2003. The increase in Net Sales were led by new product sales of FLORA-Q™ launched in First Quarter 2004, of $395,000 and product sales growth from the PAMINE® family of $232,000 and AnaMantle®HC of $2,224,000. The increases in Net Sales were partially offset by a decrease in respiratory products of $857,000.

        Net Sales for the six months ended June 30, 2004 were $48,022,000, representing an increase of $16,756,000, or approximately 54%, from $31,266,000 for the six months ended June 30, 2003.

                 For the six months ended June 30, 2004, Doak Dermatologics’ Net Sales were $34,855,000, representing an increase of $11,319,000, or approximately 48%, from $23,536,000 for the six months ended June 30, 2003. The increase in Net Sales was led by new product sales from ROSULA® AQUEOUS Cleanser, launched in Third Quarter 2003, of $1,633,000; LIDAMANTLE® and LIDAMANTLE® HC Lotion, both launched in the Fourth Quarter 2003, of $1,816,000; ZODERM®, launched in the First Quarter 2004, of $5,377,000; and KERALAC™ Lotion and Gel, launched in the Second Quarter 2004, of $4,304,000. For the six months ended June 30, 2004, CARMOL®40 sales declined by $1,884,000. The total Net Sales for CARMOL®40 for the six months ended June 30, 2004 were $14,112,000.

        For the six months ended June 30, 2004, Kenwood Therapeutics’ Net Sales were $13,167,000, representing an increase of $5,437,000, or approximately 70%, from $7,730,000 for the six months ended June 30, 2003. The increase in Net Sales were led by new product sales of FLORA-Q™, launched in First Quarter 2004, of $444,000 and product sales growth from AnaMantle®HC of $4,095,000 and PAMINE® family of $1,468,000.

                 The overall increases in the sales of our existing products, notably, AnaMantle® HC, and new product sales, excluding sales as a result of initial stocking relating to ZODERM® products and KERALAC™ products, during the three and six months ended June 30, 2004 were primarily due to greater promotional efforts, including an increase in number of sales representatives detailing those products to physicians and customers who we believe will generate higher sales. In addition, initial stocking sales from ZODERM® products in the First Quarter 2004 and KERALAC™ in the Second Quarter 2004 significantly contributed to the increased sales in comparison to the same periods in the prior year. As a result of the ZODERM® products initial stocking by our customers during the First Quarter 2004, ZODERM® sales during Second Quarter 2004 were significantly less than the previous quarter. Further, as a result of the KERALAC™ products initial stocking by our customers during the Second Quarter 2004, KERALAC™ sales during Third Quarter 2004 will most likely be significantly less than the Second Quarter 2004.

                 During the Second Quarter 2003, a competitor launched a competing product with the same active ingredient as CARMOL®40. During the Fourth Quarter 2003, generic competitors introduced less expensive comparable products to CARMOL®40, also with the same active ingredient. These introductions of competing products resulted in reduced demand for our CARMOL®40 products during the three and six months ended June 30, 2004 in comparison to the same periods in the prior year. In order to minimize the effects on Net Sales related to increased competition related to CARMOL®40 products, the Company has introduced new products, including KERALAC™ If sales of the CARMOL®40 product line or any other material product line decreases, including ZODERM® products, KERALAC™, AnaMantle® HC, PAMINE® or other Company products, as a result of increased competition, government regulations, wholesaler buying patterns, physicians prescribing habits or for any other reason and we fail to replace those sales, our revenues and profitability would decrease.

        COST OF SALES for the three months ended June 30, 2004 were $2,001,000, representing an increase of $587,000, or approximately 42%, from $1,414,000 for the three months ended June 30, 2003. Cost of sales for the six months ended June 30, 2004 were $4,155,000, representing an increase of $1,447,000, or approximately 53%, from $2,708,000 for the six months ended June 30, 2003. The gross profit percentage for the three and six months ended June 30, 2004 and the same periods of the prior year was 91%.

                 SELLING, GENERAL AND ADMINISTRATIVE EXPENSES for the three months ended June 30, 2004 were $13,442,000, representing an increase of $4,352,000, or 48%, compared to $9,090,000 for the three months ended June 30, 2003. Selling, general and administrative expenses for the six months ended June 30, 2004 were $25,939,000, representing an increase of $8,115,000, or 46%, compared to $17,824,000 for the six months ended June 30, 2003. The increase in selling, general and administrative expenses reflects increased spending on sales and marketing to implement our strategy of aggressively marketing our dermatology, podiatry and gastrointestinal brands. In particular, the following table sets forth certain increases in expenditures for the periods indicated:

	Change from the Three Months Ended June 30, 2004 in comparison to June 30, 2003	Change from the Six Months Ended June 30, 2004 in comparison to June 30, 2003
Sales Payroll	$1,111,000	$2,131,000
Travel and Entertainment *	$ 551,000	$1,208,000
ZODERM(R)Promotional Costs	$ 807,000	$1,256,000
KERALAC(TM)Promotional Costs **	$ 199,000	$ 199,000
ANAMANTLE(R)HC Promotional Costs	$ 153,000	$ 327,000
Marketing, General and Administrative Payroll	$ 639,000	$1,422,000

*	Increases in Travel and Entertainment primarily relate to increased number of sales representatives and travel associated with increased number of conventions attended by Company personnel.
**	Includes expenses associated with national launch meeting for KERALAC™.

                 Selling, general and administrative expenses as a percentage of Net Sales were 59% for the three months ended June 30, 2004, representing an increase of 3% compared to 56% for the three months ended June 30, 2003. Selling, general and administrative expenses as a percentage of Net Sales were 54% for the six months ended June 30, 2004, representing a decrease of 3% compared to 57% for the six months ended June 30, 2003.

                 DEPRECIATION AND AMORTIZATION EXPENSES for the three months ended June 30, 2004 were $311,000, representing an increase of $6,000 from $305,000 in the three months ended June 30, 2003. Depreciation and amortization expenses for the six months ended June 30, 2004 were $642,000, representing an increase of $54,000 from $588,000 in the six months ended June 30, 2003.

                 GAIN ON INVESTMENT for the six months ended June 30, 2004 was $31,000, in comparison to zero in the same period of the prior year. There was no gain or loss on investment during three months ended June 30, 2004 and 2003.

                 INTEREST INCOME for the three months ended June 30, 2004 was $797,000, representing an increase of $698,000 from the three months ended June 30, 2003. Interest income for the six months ended June 30, 2004 was $1,536,000, representing an increase of $1,324,000 from the six months ended June 30, 2003. The increases were principally due to net proceeds from the issuance of $37 million of 4% senior subordinated convertible notes due 2013 in June and July 2003 and net proceeds of $96,205,000 from the issuance of 4.6 million shares of common stock in December 2003.

                 INTEREST EXPENSE for the three months ended June 30, 2004 was $536,000, representing an increase of $433,000 from the three months ended June 30, 2003. Interest expense for the six months ended June 30, 2004 was $1,046,000, representing an increase of $936,000 from the six months ended June 30, 2003. The increases were principally due to interest expense related to our convertible notes.

                 INCOME TAX EXPENSE for the three months ended June 30, 2004 was $2,954,000, representing an increase of $794,000 from $2,160,000 for the three months ended June 30, 2003. Income tax expense for the six months ended June 30, 2004 was $7,051,000, representing an increase of $3,054,000 from $3,997,000 for the six months ended June 30, 2003. The effective tax rate used to calculate the income tax expense for the three and six months ended June 30, 2004 was approximately 40%. The effective tax rate used to calculate the income tax expense for the three and six months ended June 30, 2003 was approximately 39%. The increase in the effective tax rate during the three and six months ended June 30, 2004 was principally due to a projected increase in the federal statutory rate, as our estimated pretax income for 2004 will result in a higher tax bracket.

                NET INCOME for the three months ended June 30, 2004 was $4,508,000, representing an increase of $1,131,000, or 33%, from $3,377,000 for the three months ended June 30, 2003. Net income as a percentage of Net Sales for the three months ended June 30, 2004 was 20%, representing a decrease of 1% compared to 21% for the three months ended June 30, 2003. Net income for the six months ended June 30, 2004 was $10,756,000 representing an increase of $4,505,000, or 72%, from $6,251,000 for the six months ended June 30, 2003. Net income as a percentage of Net Sales for the six months ended June 30, 2004 was 22%, representing an increase of 2% compared to 20% for the six months ended June 30, 2003. The improvement in net income in the aggregate for the three and six months ended June 30, 2004 was principally due to an increase in Net Sales and interest income, partially offset by an increase in selling, general and administrative expenses and interest expense.

Liquidity and Capital Resources

        Our cash and cash equivalents and short-term investments were $175,933,000 at June 30, 2004 and $182,503,000 at December 31, 2003. Cash used in operating activities for the six months ended June 30, 2004 were $1,355,000. The sources of cash primarily resulted from net income of $10,756,000 plus non-cash charges for depreciation and amortization of $642,000; non-cash charges for amortization of deferred financing costs of $170,000; non-cash compensation for services of $125,000; tax benefit from exercise of non-qualified stock options and warrants of $267,000; and a decrease in deferred income tax assets of $73,000. The sources of cash were offset by a gain on investment of $31,000 from sales of short-term investments; an increase in accounts receivable of $7,242,000, primarily due to the initial sales of the newly launched products being recorded during the Second Quarter 2004; an increase in inventories of $799,000, primarily due to initial purchases of finished goods of our newly launched products; an increase in prepaid expenses and other of $1,614,000, principally due to prepayment of our annual insurance premiums; a decrease in accounts payable of $311,000 primarily due to increased payments during the period; a decrease in accrued expenses of $1,252,000, principally due to payment of annual bonuses accrued during 2003; and a decrease in income taxes payable of $2,138,000, primarily due to increased tax payments.

                Cash used in investing activities for the six months ended June 30, 2004 was $39,539,000, resulting from net purchases of short-term investments of $34,042,000; purchase of intangible assets of $2,600,000 relating to an international distribution agreement; payment of acquisition costs associated with the purchase of the assets of Bioglan Pharmaceuticals, Inc. of $926,000; a refundable escrow payment of $1,500,000 relating to a bid for a potential product acquisition is expected to be refunded to us; and purchases of property and equipment of $472,000.

                 Cash provided by financing activities for the six months ended June 30, 2004 was $767,000, which was the result of proceeds from exercise of stock options and warrants of $750,000 and distribution of treasury shares valued at $109,000 to fund our 401(k) plan, partially offset by payments of registration costs associated with the sale of our common stock during December 2003 of $77,000; and payments of notes payable of $16,000.

Bradley Pharmaceuticals (BDY) invites you to participate in the 2nd Qtr. 2004 Earnings conference call Thursday, July 29, 2004, at 9 AM (ET), Questions & Answers to follow. Please dial 1-888-573-3046 approximately 10 minutes prior to the start time of the call. Playback of the conference call will be available on Thursday after 1 PM (ET) for 24 hours, by calling 1-800-642-1687 and entering reservation number 8677372. This call also will be available online at www.bradpharm.com for 30 days.

        Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

        Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Except for historical and factual information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as earnings estimates, launches of new products, market acceptance of products, and predictions of future financial performance. All forward-looking statements are based on assumptions made by Bradley based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. These statements are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control, including Bradley’s ability to maintain CARMOL® sales and bear the outcome of litigation and the introduction of new and future competing products, whether branded, or generic, or comparable, effectively purchase or integrate new products into its portfolio or effectively react to other risks described from time to time in Bradley’s SEC filings. Further, Bradley cannot predict the impact on its business of any introduction, or future approvals, of generic or therapeutically equivalent or comparable versions of its products or of other competing products. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2004	December 31, 2003
	(unaudited)	(a)
Assets
Current assets:
Cash and cash equivalents	$104,360,268	$144,488,208
Short-term investments	71,572,605	38,014,672
Accounts receivable, net	9,852,563	2,610,715
Inventories, net	3,192,930	2,393,690
Deferred tax assets	2,839,719	2,676,208
Prepaid income taxes	1,432,489	—
Prepaid expenses and other	4,761,829	1,640,188

Total current assets	198,012,403	191,823,681

Property and equipment, net	1,162,729	952,436
Intangible assets, net	7,457,784	5,238,532
Goodwill	289,328	289,328
Deferred tax assets	2,238,730	2,474,990
Deferred financing costs	2,449,995	2,620,161
Other assets	931,810	13,555

Total assets	$212,542,779	$203,412,683

(a) Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	June 30, 2004 (unaudited)	December 31, 2003 (a)
Liabilities
Current liabilities:
Current maturities of long-term debt	$ 90,375	$ 91,677
Accounts payable	4,028,565	4,340,000
Accrued expenses	7,078,367	8,330,198
Income taxes payable	—	705,308

Total current liabilities	11,197,307	13,467,183

Long-term debt, less current maturities	35,586	49,831
Convertible senior subordinated notes due 2013	37,000,000	37,000,000

Stockholders’ Equity
Preferred stock, $0.01 par value; shares authorized: 2,000,000; no shares issued	—	—
Common stock, $0.01 par value; shares authorized: 26,400,000; issued and outstanding: 16,050,038 and 15,752,287 at June 30, 2004 and at December 31, 2003, respectively
	160,500	157,523
Class B common stock, $0.01 par value; shares authorized: 900,000; issued and outstanding: 429,752 at June 30, 2004 and at December 31, 2003	4,298	4,298
Additional paid-in capital	130,789,927	129,626,913
Retained earnings	36,149,499	25,393,778
Accumulated other comprehensive loss	(532,371)	(17,045)
Treasury stock, 827,130 and 831,286 shares at cost at June 30, 2004 and at December 31, 2003, respectively	(2,261,967)	(2,269,798)

Total stockholders’ equity	164,309,886	152,895,669

Total liabilities and stockholders’ equity	$ 212,542,779	$ 203,412,683

(a)     Derived from audited financial statements.

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net sales	$ 22,954,868	$ 16,349,913	$ 48,022,022	$ 31,265,598
Cost of sales	2,001,169	1,413,717	4,155,482	2,708,492

	20,953,699	14,936,196	43,866,540	28,557,106

Selling, general and administrative	13,441,661	9,090,448	25,938,734	17,824,025
Depreciation and amortization	310,878	305,085	642,479	587,810
Gain on investment	—	—	(31,376)	—
Interest income	(796,799)	(98,765)	(1,535,761)	(211,809)
Interest expense	536,120	102,687	1,045,743	109,259

	13,491,860	9,399,455	26,059,819	18,309,285

Income before income tax expense	7,461,839	5,536,741	17,806,721	10,247,821
Income tax expense	2,954,000	2,160,000	7,051,000	3,997,000

Net income	$ 4,507,839	$ 3,376,741	$ 10,755,721	$ 6,250,821

Basic net income per common share	$ 0.29	$ 0.32	$ 0.69	$ 0.59

Diluted net income per common share	$ 0.26	$ 0.29	$ 0.61	$ 0.54

Shares used in computing basic net income per common share	15,620,000	10,600,000	15,570,000	10,560,000

Shares used in computing diluted net income per common share	18,420,000	11,860,000	18,400,000	11,660,000

        Basic net income per common share is determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted net income per common share is determined by dividing net income plus applicable after-tax interest expense and related offsets from convertible notes by the weighted number of shares outstanding and dilutive common equivalent shares from stock options, warrants and convertible notes. A reconciliation of the weighted average basic common shares outstanding to weighted average diluted common shares outstanding is as follows:

	Three Months Ended		Six Months Ended
	June 30, 2004	June 30, 2003	June 30, 2004	June 30, 2003
Basic shares	15,620,000	10,600,000	15,570,000	10,560,000
Dilution:
Stock options and warrants	950,000	1,000,000	980,000	970,000
Convertible notes	1,850,000	260,000	1,850,000	130,000

Diluted shares	18,420,000	11,860,000	18,400,000	11,660,000

Net income as reported	$ 4,507,839	$ 3,376,741	$10,755,721	$ 6,250,821
After-tax interest expense and other from
convertible notes	253,723	31,967	507,446	31,967

Adjusted net income	$ 4,761,562	$ 3,408,708	$11,263,167	$ 6,282,788

Basic income per share	$ 0.29	$ 0.32	$ 0.69	$ 0.59

Diluted income per share	$ 0.26	$ 0.29	$ 0.61	$ 0.54

BRADLEY PHARMACEUTICALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended
	June 30, 2004	June 30, 2003
Cash flows from operating activities:
Net income	$ 10,755,721	$ 6,250,821
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	642,479	587,810
Amortization of deferred financing costs	170,166	41,655
Deferred income taxes	72,749	(329,916)
Gains on short-term investments	(31,376)	—
Tax benefit due to exercise of non-qualified options and warrants	266,511	667,294
Noncash compensation for services	125,036	11,041
Changes in operating assets and liabilities:
Accounts receivable	(7,241,848)	2,518,938
Inventories	(799,240)	(356,394)
Prepaid expenses and other	(1,614,314)	(515,556)
Accounts payable	(311,435)	993,857
Accrued expenses	(1,251,831)	667,480
Income taxes payable	(2,137,797)	432,071

Net cash (used in) provided by operating activities	(1,355,179)	10,969,101
Cash flows from investing activities:
Purchases of short-term investments- net	(34,041,883)	873,089
Purchase of intangible asset	(2,600,000)	—
Payment of acquisition costs	(925,582)	—
Escrow payment	(1,500,000)	—
Purchases of property and equipment	(472,024)	(285,702)

Net cash (used in) provided by investing activities	(39,539,489)	587,387
Cash flows from financing activities:
Payment of notes payable	(15,547)	(94,857)
Proceeds from sale of 4% convertible senior subordinated notes	—	25,000,000
Payment of deferred financing costs associated with the sale of 4% convertible senior subordinated notes	—	(1,778,228)
Proceeds from exercise of stock options and warrants	750,052	451,049
Payment of registration costs	(76,963)	—
Purchase of treasury shares	—	(545,055)
Distribution of treasury shares	109,186	85,153

Net cash provided by financing activities	766,728	23,118,062

Net (decrease) increase in cash and cash equivalents	(40,127,940)	34,674,550
Cash and cash equivalents at beginning of period	144,488,208	20,820,725

Cash and cash equivalents at end of period	$ 104,360,268	$ 55,495,275